March 11, 2008                                                                                                 FOR IMMEDIATE RELEASE

RAYMOND JAMES FINANCIAL, INC.
BOARD OF DIRECTORS AUTHORIZES
REPURCHASE OF COMPANY’S STOCK

ST. PETERSBURG, Fla. – Raymond James Financial announced today that its board of directors authorized an additional $75 million for repurchases of the company’s common stock at the discretion of the Board’s Share Repurchase Committee.
From February 15, 2008, through today, the company has reacquired over 2.5 million shares of its common stock at an average price of $22.66 per share. These purchases, combined with previous share repurchase activity, have effectively exhausted the board’s previous $75 million authorization from May 2004.
Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principalwholly owned broker/dealers (Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd.) and Raymond James Investment Services Limited, a majority-owned independent contractor subsidiary in the United Kingdom, have a total of more than 4,770 financial advisors serving approximately 1.6 million accounts in 2,200 locations throughout the United States, Canada and overseas. In addition, total client assets are currently $211 billion, of which approximately $35.8 billion are managed by the firm’s asset management subsidiaries.
To the extent that Raymond James makes or publishes forward-looking statements (regarding economic conditions, management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2007 annual report on Form 10-K which is available on raymondjames.com and sec.gov.

For more information, contact Anthea Penrose at 727-567-2824
Please visit the Raymond James Press Center at raymondjames.com/media.